EXHIBIT 99.1

LookSmart, Ltd. Adopts Short-Term Stockholder Rights Plan

SAN FRANCISCO, CALIFORNIA – Aug. 23, 2012 – LookSmart, Ltd. (Nasdaq:LOOK), an online advertising network solutions company, today announced that its Board of Directors unanimously approved the adoption of a stockholder rights plan (the “Rights Plan”), under which all LookSmart stockholders of record as of September 2, 2012 will receive rights to purchase shares of Series A Participating Preferred Stock.

The Rights Plan, which is effective immediately, and which has a term of one year, is intended to allow LookSmart to engage fully in the exploration and consideration of indications of interest LookSmart has received regarding strategic transactions at valuations in excess of the price offered in the tender offer recently initiated by PEEK Investments LLC, and other strategic alternatives that may be available to it, while continuing to execute on LookSmart’s strategic plan.  The Rights Plan is designed as a means to guard the Company and its stockholders against abusive takeover tactics and ensure fair and equal treatment of all stockholders.  The Rights Plan will provide LookSmart’s Board of Directors and stockholders sufficient time to assess any and all indications of interest, without preventing the Board from receiving or considering any offers or entering into any transaction that the Board determines to be in the best interest of LookSmart and its stockholders, consistent with its fiduciary duties.

The rights will be distributed as a non-taxable dividend and will expire one year from adoption.  The rights will be exercisable only if a person or group acquires 15 percent or more of LookSmart’s Common Stock or announces a tender offer for 15 percent or more of the Common Stock, subject to certain exceptions.  If a person acquires 15 percent or more of LookSmart’s Common Stock, all rights holders except the buyer will be entitled to acquire LookSmart Common Stock at a discount.  With regard to the unsolicited tender offer recently initiated by PEEK Investments LLC, the distribution date shall be October 1, 2012, or such earlier or later date as may be established by the Board of Directors of LookSmart.

Any stockholder and its affiliates and associates holding 15 percent or more of the Common Stock as of today will be exempt from the Rights Plan, unless such stockholders acquire additional shares of LookSmart’s Common Stock after August 23, 2012. The effect will be to discourage acquisitions of more than 15 percent of LookSmart’s Common Stock, including acquisitions by PEEK Investments LLC, unless such acquisitions are negotiated with and approved by the Board of Directors of LookSmart.

The rights will trade with LookSmart’s Common Stock, unless and until they are separated upon the occurrence of certain future events.  The rights distribution is not taxable to stockholders.  LookSmart’s Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered.  Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

About LookSmart, Ltd.

LookSmart is a pioneer in online advertising. Founded in 1997, LookSmart has been connecting advertisers and agencies to high quality sources of inventory for performance marketing, and helps online publishers monetize their inventory through our award winning Ad Center platform. Our highly scalable technology processes billions of search queries on a daily basis, enabling marketers to bid in real time across search and display inventory, and leverage intent data to get performance that meets aggressive campaign goals. LookSmart is based in San Francisco, CA, with offices in Los Angeles and New York City. For more information, visit  www.looksmart.com or call 415-348-7500.

FORWARD-LOOKING STATEMENTS

This Statement may contain statements that are forward-looking.    Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.    Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are (1) the risk of failing to complete any strategic transaction contemplated by any indications of interest for any reason, including the risk that third parties withdraw such indications of interest, (2) LookSmart's ability to maintain the value of its assets, operations and prospects (3) LookSmart's ability to deliver   high quality traffic to advertisers and high value advertising    opportunities to publishers (4) LookSmart's ability to capture market opportunities, and achieve growth and value based on its investments and growth opportunities (5) business disruptions associated with the tender offer commenced by PEEK Investments LLC and (6) other factors detailed in LookSmart's filings with the SEC, including LookSmart's most recent filings on Forms 10-K/A and 10-Q for the year ended December 31, 2011 and the quarter ended June 30, 2012, respectively.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In response to the tender offer commenced by PEEK Investments LLC, LookSmart has filed a recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND SECURITY HOLDERS OF LOOKSMART ARE URGED TO READ THE RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents and other documents filed with the SEC by LookSmart through the web site maintained by the SEC at http://www.sec.gov. Investors and security holders also will be able to obtain free copies of these documents, and other documents filed with the SEC by LookSmart, from LookSmart by directing a request to LookSmart, Attn: Bill O'Kelly.

CONTACT:
Investor Contacts
Bill O'Kelly
Senior Vice President Operations and Chief Financial Officer,
LookSmart, Ltd. (415) 348-7208
bo'kelly@looksmart.net

John Mills
Senior Managing Director, ICR, Inc.
(310) 954-1100
john.mills@icrinc.com

Media Contact
Matt Benson
Managing Director,  Sard Verbinnen & Co
(415) 618-8750
mbenson@sardverb.com